UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

Connecticut Water Service, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing relates to the proposed transaction between SJW Group (“SJW Group”) and Connecticut Water Service, Inc. (“Connecticut Water”) pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated as of August 5, 2018, among SJW Group, Hydro Sub, Inc. and Connecticut Water.

The following communications were first sent to state and local officials by Connecticut Water on October 9, 2018.

October 9, 2018

To Officials in Connecticut Water Service Towns:

We want to update you on the status of our plans to combine with SJW Group, a highly respected water company with complementary expertise and a shared commitment to the mission of Connecticut Water. We are excited to combine with SJW Group, where the combined company will be the 3rd largest investor-owned water and wastewater utility in the United States based on enterprise value and rate base, allowing us to leverage systems and achieve economies of scale as part of a larger organization with a national presence for the benefit of our customers.

At Connecticut Water we are proud of our record of providing safe, reliable service to customers and communities in 59 towns across the state. We have a team of over 200 dedicated employees who live and work in Connecticut communities and strive every day to serve our customers. Our teams’ experience and commitment is reflected in our strong record in water quality and environmental compliance as well as consistently high levels of customer satisfaction, with ratings of 93.4 % in the most recent customer survey conducted by an independent research firm.

The combination with SJW Group provides many benefits while maintaining our existing employee teams, local offices and leadership team in Connecticut with our New England headquarters remaining in Clinton. We are confident that the combination with SJW Group will allow us to maintain our tradition of quality and service for the benefit of the customers and communities we serve. Our trusted employees, who live and work in your community, will remain with the company serving our customers from our local offices with no merger related layoffs or change in customer rates.

We are proceeding to obtain the necessary approvals for the combination including:

•	Connecticut Public Utilities Regulatory Authority (PURA)

Our application for approval of the combination with SJW Group is pending before PURA in Docket 18-07-10. We have filed detailed information on the transaction and the benefits we believe it will provide for customers and communities we serve (available at https://tinyurl.com/CTWater-PURA). We have attached a list of commitments made in our regulatory filling to demonstrate how we will maintain our focus on serving our customers and communities with safe, reliability service under the combination with the SJW Group. Hearings have been held before the Authority and the schedule anticipates a final decision in December.

If you value the service provided by our trusted local water professionals and support the combination with SJW Group as a means to continue that, we would appreciate if you would file comments under the PURA docket to that effect. We also ask that, if you are encouraged to file comments and take a position that is contrary to that, you please let us know and give us the opportunity to further explain the benefits of the SJW transaction and address any of your questions or concerns.

•	Shareholder

The vote for shareholder approval of the transaction has been scheduled for Friday, November 16th, and we are communicating directly with our shareholders on the details of how they can vote on the matter.

We hope that we can have your support on this important matter so that we can continue on our record of service in your community. Please let me know if you have any questions or need any information. Feel free to contact me at mwestbrook@ctwater.com or dmeaney@ctwater.com or 860-664-6016. Thank you.

Sincerely,

Maureen P. Westbrook

Vice President

Customer & Regulatory Affairs

The agreement with SJW Group provides important commitments and benefits to our customers, employees and communities. These commitments and benefits are distinct from many other utility acquisition transactions and reflect our understanding of the water business the strong commitment that SJW Group has to Connecticut Water and our stakeholders.

New national leader with scale and strength to invest and grow: With SJW Group, we are partnering to create a new leading, national, pure-play water company with a focus on customer service, reliability, environmental stewardship and employee growth and development. The combined company will be the 3rd largest investor-owned water and wastewater utility in the U.S. based on enterprise value and rate base, serving more than 1.5 million people with approximately 700 employees. Our enhanced growth platform will reflect our increased scale, geographic diversity and strong financial foundation, including a credit profile expected to be consistent with at least an “A-” rating. We will have the expertise and the strength to continue making important investments in our local water system infrastructure, superior service levels, reliability and capital returns.

No change in customer rates: There will be no change in customer rates as a result of the transaction. Our operating companies, including Connecticut Water, Maine Water, Avon Water and Heritage Village Water, will all continue to be subject to oversight by their respective state regulatory commissions for rates and quality of service. The combined company is expected to be able to leverage economies of scale to manage costs and deliver benefits for our customers going forward while maintaining commitments to employees and the environment.

Best-in-class customer service: Connecticut Water has customer satisfaction rankings that consistently exceed 90% based on customer surveys conducted by an independent research firm. For SJW Group, delivering safe, clean drinking water is also a top priority, and you can expect us to continue our superior customer service record well into the future after our transaction has closed.

No transaction-related layoffs: There will be no layoffs as a result of our agreement – jobs will be protected in the SJW Group transaction. Each of our operating utilities and their customers will continue to be supported locally by the existing team of experienced, dedicated water professionals and leaders. This means Connecticut Water, Maine Water, Avon Water and Heritage Village Water customers can continue to count on the people they know and trust, and employees can continue to count on a leadership team who values their work and service.

Local headquarters, local leadership, local operating teams and local brand names: We are pleased that our New England headquarters as well as our leadership team will remain in Clinton, CT, with our current President and CEO, David Benoit, serving as President of the New England Region. We will continue to operate as Connecticut Water Service, Inc., and each of the Company’s current operating subsidiaries will continue to operate under their existing brand names.

Community investment, involvement and support: In addition to retaining our dedicated employee teams, we will maintain strong community ties and participation in community events and organizations. We will continue to support economic development with investments in growth, safety and reliability. In addition, the combined company will honor commitments for 1% annual pipe replacement in Connecticut and approximately $200 million of annual capital investments across the combined operations.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that required approval from the shareholders of Connecticut Water for the transaction is not obtained; (2) the risk that the regulatory approvals required for the transaction are not obtained, on the terms expected or on the anticipated schedule; (3) the effect of water, utility, environmental and other governmental policies and regulations; (4) litigation relating to the transaction; (5) the ability of the parties to the transaction to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement between the parties to the proposed transaction; (7) changes in demand for water and other products and services of Connecticut Water; (8) unanticipated weather conditions; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, physical attacks, cyber-attacks, or other similar occurrences that could adversely affect Connecticut Water’s facilities, operations, financial condition, results of operations, and reputation; (10) risks that the proposed transaction disrupts the current plans and operations of Connecticut Water; (11) potential difficulties in employee retention as a result of the proposed transaction; (12) unexpected costs, charges or expenses resulting from the transaction; (13) the effect of the announcement or pendency of the proposed transaction on Connecticut Water’s business relationships, operating results, and business generally, including, without limitation, competitive responses to the proposed transaction; (14) risks related to diverting management’s attention from ongoing business operations of Connecticut Water; (15) the trading price of Connecticut Water’s common stock; and (16) legislative and economic developments.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to Connecticut Water’s overall business and financial condition, including those more fully described in Connecticut Water’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including, without limitation, its annual report on Form 10-K for the fiscal year ended December 31, 2017 and its quarterly report on Form 10-Q for the period ended June 30, 2018. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Connecticut Water nor its management undertakes any obligation to update or revise any forward-looking statements except as required by law.

Additional Information and Where to Find It

This communication relates to the proposed acquisition of Connecticut Water by SJW Group. In connection with the proposed transaction, on October 2, 2018, Connecticut Water filed a definitive proxy statement on Schedule 14A and the accompanying GREEN proxy card with the SEC. SHAREHOLDERS OF CONNECTICUT WATER ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a copy of the definitive proxy statement and the other documents filed by Connecticut Water with the SEC free of charge at the SEC’s web site, http://www.sec.gov, and shareholders of Connecticut Water will also be able to obtain transaction-related documents free of charge by directing a request to Connecticut Water’s Corporate Secretary, Kristen A. Johnson, at Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413, or by telephone at 1-800-428-3985.

Participants in Solicitation

SJW Group and its directors and executive officers, and Connecticut Water and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Connecticut Water’s common stock in respect of the proposed transaction. Information about the directors and executive officers of SJW Group is set forth in the proxy statement for SJW Group’s 2018 Annual Meeting of Stockholders, which was filed with the SEC on March 6, 2018. Information about the directors and executive officers of Connecticut Water is set forth in the proxy statement for Connecticut Water’s 2018 Annual Meeting of Shareholders, which was filed with the SEC on April 6, 2018. Investors may obtain additional information regarding the interest of such participants by reading the definitive proxy statement regarding the proposed transaction, which was filed on October 2, 2018, and other relevant materials filed with the SEC regarding the proposed transaction.

Connecticut Water Company and its operating utilities, Avon Water Company and Heritage Village Water Company, serve 104,000 customers or 360,000 people in 59 communities in Connecticut.

The combination with the SJW Group provides the unique benefit of maintaining a strong local presence while becoming part of a larger multi-state organization which brings additional size, financial strength and resources to benefit our customers and communities. The experienced leadership team and employees will leverage their skills, proven record of service, and history of regulatory compliance to honor commitments to customers and communities, protect the environment, and invest in water systems.

Under the merger, those utilities will continue to be supported locally by the trusted team of passionate, dedicated employees and leaders with their extensive certifications, operating experience and local knowledge. There will be a New England Region Headquarters in Connecticut with a president, leadership team and decision makers who will be available to customers, communities, state and local officials and regulatory agency staff.

To demonstrate how our qualified local water professionals will continue serving our customers and communities with safe, reliable water service and maintain our focus on environmental stewardship and community involvement in the combination with the SJW Group, the Company proudly makes the following commitments:

•	The utility subsidiaries will keep their company names, supported locally by the existing team of passionate, dedicated employees and leaders;

•	There will be no employee layoffs or job cuts as a result of the merger;

•	Annual customer satisfaction and public opinion leader surveys by an independent consultant will be conducted and results reported to the Authority;

•	Current customer rates will be maintained upon closing of the merger;

•	Remain subject to oversight by PURA for rates and quality of service;

•	Annual capital budgets for investments in water quality and service in the communities across our operations will be maintained with at least comparable level of investments to the prior 3-year average;

•	Pace of infrastructure replacement under WICA will be maintained with goal to replace 1% of pipe per year;

•	Community liaisons and outreach efforts in all service towns with at least annual face to face meetings with each town CEO;
•	Participation and financial support for community organizations and events at least at the same level as prior to the merger;

•	Funding for the H2O customer assistance program at the same or higher levels than past 3 years;

•	Continue to be industry leaders on water conservation initiatives with an annual budget for customer-oriented conservation programs;

•	Continue responsible water resource management programs and not use Connecticut sources or supplies for the out of state sister companies under the merger;

•	Corporate Responsibility Committee will continue to drive efforts to reduce environmental footprint and implement sustainable business practices with annual reporting to the Board of Directors;

•	Employees will remain active in state environmental organizations and participate in activities of the Water Planning Council, WUCCs and other workgroups or committees to further state water supply and resource policies and planning in the state; and

•	Company will agree to additional notification and prioritization regarding certain company-owned lands.